EXHIBIT (h)(7)(ii)

FORM OF AMENDMENT TO TRANSFER, DIVIDEND DISBURSING AND SHAREHOLDERS’ SERVICING AGENT AGREEMENT

THIS AMENDMENT TO TRANSFER, DIVIDEND DISBURSING AND SHAREHOLDERS’ SERVICING AGENT AGREEMENT, dated as of                     (this “Amendment”), by and between BofA Funds Series Trust, a Delaware statutory trust acting on behalf of its series listed on Schedule A of the Agreement (as defined below) (such trust being hereinafter referred to as the “Trust” and each series of the Trust being hereinafter referred to as a “Fund”), and Boston Financial Data Services, Inc. (“BFDS”), a Massachusetts corporation, amends the Transfer, Dividend Disbursing and Shareholders’ Servicing Agent Agreement, dated as of May 1, 2010, by and between the Trust, on behalf of the Funds, and BFDS (the “Agreement”).  Capitalized terms used herein but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the parties hereto desire to amend the Agreement to add the Service Levels as Schedule C thereto, as contemplated under the Agreement,

NOW, THEREFORE, in consideration of the promises set forth herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

SECTION 1.           AMENDMENT.  The Agreement shall be amended as follows:

1.1. Service Quality.

Sections 20(a) is amended by deleting “which will be added to this Agreement by amendment and made a part hereof as” and replacing it with “as set forth in.”

Section 20(b) is amended by deleting the following: “Once the Service Levels have been established by the parties.”

1.2           Schedule C.  Schedule C, included as Appendix A to this Amendment, is hereby added to the Agreement as Schedule C thereto.

SECTION 2.                                EFFECTIVENESS OF OTHER PROVISIONS OF THE AGREEMENT

Except as specifically amended by this Amendment, the Agreement and all other agreements and instruments executed and delivered in connection with the Agreement shall remain in full force and effect and the terms of which, as relevant, apply to this Amendment.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first written above.

BofA FUNDS SERIES TRUST

By:
Name:
Title:

BOSTON FINANCIAL DATA SERVICES, INC.

By:
Name:
Title

SCHEDULE C

To

The Transfer, Dividend Disbursing And Shareholders’ Servicing Agent Agreement

Between BofA Fund Series Trust

And

Boston Financial Data Services, Inc.

Service Level Standards

Performance Expectation	Measurement

Transaction Processing Accuracy

Overall BFDS corporate-wide accuracy results will meet or exceed 97.0%, which represents the NQR average.

Note: NQR reports its measurement of performance for manual processing as a percentage and also reports a “precision variable” for the percentage measurement. For purposes of this Schedule, BFDS shall also be deemed to have met a Service Level if the measurement that NQR reports for BFDS for that Service Level varies from the NQR average by no more than the NQR reported precision variable for that quarter.

Note: Overall measurements are based on a review of work for a number of BFDS clients.

Results will be measured using industry benchmark reported by National Quality Review, (NQR) (or other mutually agreed upon third party) quarterly and will be adjusted to exclude mutually reclassified items and items mutually identified to have no external impact. Results will be reported on a quarterly basis.

Measurement
Performance Expectation	TRANSACTION	CATEGORY	EXPECTED TURNAROUND

Transaction Processing Timeliness	Purchases	Financial	Day of Receipt*
Overall BFDS corporate-wide turnaround results will meet or exceed standard corporate turnaround schedules and regulatory requirements for financial and non-financial transactions	New Accounts with Funding(1)	Financial	Day of Receipt
	Redemptions(2)	Financial	Day of Receipt
	Exchanges	Financial	Day of Receipt
	New Accounts without Funding(1)	Non-Financial	Business Day after Receipt
	Transfers	Non-Financial	Business Day after Receipt
	Account Maintenance(3)	Non-Financial	2 Business Days after Receipt
	Return Mail	Non-Financial	Quarterly Cycle
	Not in Good Order Requests(4)	Financial Non-Financial	2 Business Days after Receipt 4 Business Days after Receipt

*The transaction turnaround expectations apply only to requests received in good order by BFDS before the applicable Fund Close on a Business Day. A Business Day is defined for purposes of this Schedule as a day on which the NYSE and the Federal Reserve Bank of New York are open for business.

(1) New Account Requests. Requests that do not include funding with the new account application will be considered non-financial transactions.

(2) Redemption Requests. Excludes redemptions through a conduit account, including those requiring a change in account ownership due to death or divorce. Such requests will be considered transfers and measured against a standard of 3 Business Days. (A conduit account is established for purposes of payment and tax reporting due to the change in account ownership.)

(3) Account Maintenance Requests. Target turnaround excludes Return Mail Items.

(4) Transactions Not in Good Order. Call out attempts will be initiated in accordance with the procedures mutually agreed upon by the parties (if the necessary contact information is available). For items not resolved via telephone, written communication will be initiated rejecting such transaction requests.

Performance Target	Measurement

Quarterly Call Answer Rate

Each quarter, no less than 98% of calls will be answered by a Boston Financial service representative during the applicable hours specified in the Agreement. The abandonment rate will be 2% or less.

BFDS will provide the Funds with a quarterly report detailing the number of calls received and the call answer rate achieved. Calls will be charted through BFDS’ call tracking system.

Quarterly Call Answer Speed Each quarter, no less than 80% of the calls will be answered within an average of 20 seconds during the applicable hours specified in the Agreement.	BFDS will provide the Funds with a quarterly report detailing the number of calls received and the call answer speed achieved. Calls will be charted through BFDS’ call tracking system.

Description	Performance Expectation/Measurement
System Availability • TA 2000 access

Monday-Friday               7:00 AM to 11:00 PM (EST)

98.9% availability excluding scheduled maintenance and scheduled events. BFDS shall provide at least 2 weeks’ notice to the Funds regarding such maintenance and events.

Any maintenance work, to the extent practicable within the shared region, shall be performed within the scheduled maintenance window.

Note:

Section 20(c) of the Agreement sets forth certain mutual agreements of the parties with respect to the communication of information that may impact service volumes and staffing.

Exceptions to Standards

Subject in all cases to the terms of the Agreement, the Parties acknowledge and agree that the Service Level standards shall not apply to, and shall not be calculated for, any day or period of days where BFDS’ failure to meet such standards arises out of or results from, the following, unless such occurrence is caused by, in whole or in part, the actions of BFDS:

(i)

a failure, inadequacy in the performance of or unavailability of communication lines or communication facilities (including the equipment or computer being used to access the communication lines) outside of BFDS;

(ii)	a disaster which requires BFDS to process at its disaster recovery facility or when BFDS’ transaction processing is impeded by a Force Majeure event;
(iii)	a failure to perform properly or timely by a third party (other than a subcontractor of BFDS) whose performance is a prerequisite for BFDS’s performance;
(iv)

a failure, unavailability, disruption or circumstances arising out of or resulting from the Internet if any service hereunder involves or entails utilization of the Internet to transmit to or from BFDS;

(v)

a pre-planned extraordinary event (e.g., a hardware or software installation), provided that BFDS provides notice to the Funds at least two weeks prior to such pre-planned event and the Funds agree to any necessary exceptions to the Service Level standards;

(vi)	a failure to perform caused by third parties (including the Fund) whose actions are beyond BFDS’ reasonable control;
(vii)	with respect to telephone related performance standards, a call volume of fewer than fifty (50) calls per day resulting in a statistically unreliable sample for measurement; or
(viii)	with respect to telephone and transaction processing standards, an unexpected increase in volume over historical levels of more than 15%. How is this calculated

To the extent that the timely performance of any services to be provided by BFDS depends on equipment under the Funds’ control, the Funds acknowledge that they are responsible for the proper functioning of such equipment.

Performance Expectation	Measurement

Print/Mail

BFDS shall utilize a third party subcontractor to perform media services. For Print Mailing, 98% of each type of media in the Print Mailing shall be delivered to the delivery carrier within the stated turnaround schedule or regulatory requirement.

BFDS shall direct such subcontractor to apply the following print/mail standards:

•   Shareholder redemption checks mailed on the next business day.

•   Confirmations mailed within 2 business day of receipt. Statements mailed within 5 business days following the approval of the statement run.

•   Commission checks mailed within 4 business days (from approval) following the end of a reporting period.

•   If desired, statements available to the Funds on CD ROM 15 business days after each quarter-end(1)

•   All IRS tax forms mailed within regulatory requirements.

Such subcontractor will track performance and capture the total number of items and the number of items that are on time, late, or defective, as applicable and report such information to BFDS.

(1)  If any Fund requests a CD ROM for any of its output media applications, applicable availability time frames for that option are:  15 business days from Y/E tax form mailings, 5 business days from Q/E for Investor, 12bls/Dlr Comm/MTF are 5 business days from mailing the output.

Prerequisites to Standards

The Funds agree to undertake the following actions and understand that they are essential to, and will serve as prerequisites for, the application of the Print/Mail Service Level standards:

Mailing Timeline. To meet mailing requirements, the following timeline must be adhered to:

	APPLICATIONS	Message and Insert Criteria Delivery	Message Text Delivery	Testing Begins	Material/ Insert Delivery
1.1	Daily Confirms	Two weeks preceding Effective Date	One week preceding Effective Date	One week preceding Effective Date	One week preceding Effective Date
1.2	Quarterly Statements (Q/E calendars are available which illustrate deadlines)	23 business days preceding quarter end	23 business days preceding quarter end	13 business days preceding quarter end	13 business days preceding quarter end
1.3	Shareholder Checks	Two weeks preceding Effective Date	One week preceding Effective Date	One week preceding Effective Date	One week preceding Effective Date
1.4	Commission Checks and Statements	Two weeks preceding Effective Date	One week preceding Effective Date	One week preceding Effective Date	One week preceding Effective Date
1.5	Advisor-Paid Fees	Two weeks preceding Effective Date	One week preceding Effective Date	One week preceding Effective Date	One week preceding Effective Date
1.6	Address Change Cards	Two weeks preceding Effective Date	One week preceding Effective Date	One week preceding Effective Date	One week preceding Effective Date
1.7	Tax Forms	NA	NA	TBD Annually	January 15

INSERT REQUIREMENTS:

The Funds to provide insert types and specifications for paper and electronic output enclosures and insert specifications for the Fund supplied enclosures.

Inserts must adhere to DST Output Material Review Board guidelines

2.1       Insert types include:  Letter, Buck-slip, Newsletter, etc.

2.2       Insert specifications include:  Paper Weight, Size, Number of Pages, etc.

The Fund supplied inserts must adhere to the subcontractor’s materials specifications. BEDS will provide subcontractor’s current specifications at the execution of the Agreement. When the subcontractor revises its specifications, BFDS will provide the Funds with a copy of the revised specifications.

In the event the Funds cause a delay of subcontractor’s print mail responsibilities, the Parties agree that the print/mail standards shall not apply for the mailing(s) affected by the Funds’ delay.

MESSAGING REQUIREMENTS

The Funds agree to provide messaging information that includes the message level specifications, criteria for each message level, and which paper and electronic output each message is being used with.

3.1       Messaging level specifications include Fund Level, Dealer Level, All Statements).

3.2                     Messaging criteria is to specify the population each message will print for (e.g., Fund Numbers, Dealer Numbers), if selective.

3.3       Output (shareholder, dealer, both) with which each message will be included.

TESTING PROCESS

The Funds must meet all dates stated in Mailing Timeline for the subcontractor to complete testing of all criteria using test data provided by the Funds that includes all scenarios for messaging and inserting. The subcontractor requires five (5) business days for testing of inserts prior to use in production.

BofA Funds Series Trust	Boston Financial Data Services, Inc.

By:	By:
Name:	Name:
Title:	Title: